BLUEGREEN VACATIONS

REPORTS FINANCIAL RESULTS FOR FIRST QUARTER 2023

BOCA RATON, Florida – May 4, 2023 – Bluegreen Vacations Holding Corporation (NYSE: BVH) (OTCQX: BVHBB) (the “Company" or “Bluegreen”) reported today its financial results for the quarter ended March 31, 2023.

Key Highlights as of and for the Quarter Ended March 31, 2023:

•	Net income attributable to shareholders decreased 28% to $11.5 million from $16.0 million in the prior year quarter.
•	Diluted Earnings Per Share (“EPS”) decreased 7% to $0.71 from $0.76 in the prior year quarter.
•	Total revenue increased 13% to $219.1 million from $195.1 million in the prior year quarter.
•	System-wide sales of vacation ownership interests (“VOIs”) increased 10% to $166.9 million from $151.5 million in the prior year quarter.(1)
•	Number of guest tours increased 6% to 51,749 from 48,861 in the prior year quarter.
•	Vacation packages sold were 40,780 compared to 41,990 in the prior year quarter.
•	Vacation packages outstanding of 166,597 as of March 31, 2023, compared to 165,240 as of December 31, 2022, and 200,627 outstanding as of March 31, 2022.
•	Adjusted EBITDA attributable to shareholders decreased 3% to $30.1 million from $31.1 million in the prior year quarter.(2)
•

Free cash flow was an outflow of $27.7 million in the first quarter compared to an inflow of $24.6 million in the first quarter of 2022, primarily as a result of an increase in VOI notes receivable originations and timing of changes in working capital.(3)

•

In April 2023,  Bluegreen/Big Cedar Vacations LLC, a joint venture between the Company and Bass Pro Shops, acquired Branson Cedars Resort, an 80-acre property adjacent to the joint venture’s Wilderness Club at Big Cedar Resort. The acquisition marks the fourth resort the Company has added to its portfolio within the last six months.

(1)	See appendix for reconciliation of system-wides sales of VOIs to gross sales of VOIs for each respective period.
(2)	See appendix for reconciliation of Adjusted EBITDA attributable to shareholders to net income attributable to shareholders for each respective period.
(3)	See appendix for reconciliation of free cash flow to net cash provided by operating activities.

Alan B. Levan, Chairman and Chief Executive Officer of Bluegreen Vacations Holding Corporation, commented, “We are pleased that the Bluegreen Renewal is working as anticipated – sales volume is up, sales volume per guest is up, guest tours are up and we are exceeding our internal budget on operating margin. The fact that our EPS and Adjusted EBITDA are down is a function of several identifiable items which we budgeted for in November and believe will resolve in the coming months. These include our purchases of additional inventory which have short-term carrying costs to the Company, start-up operations related to the opening of a new sales center, resorts temporarily closed as a consequence of weather and other events,  and increased staffing in anticipation of future higher sales volume.  Additionally, during the first quarter of 2023 a higher proportion of VOI sales were financed by us, resulting in a higher provision for loan losses as a percentage gross sales of VOIs.”

“In July 2022, we acquired a resort in Vail, Colorado.  In January 2023, we commenced VOI sales operations at our newly acquired Bayside Resort & Spa in Panama City Beach, Florida.  In February 2023, we extended our relationship with NASCAR® for an additional six years as the Official Vacation Ownership Provider of NASCAR®, providing exclusive experiences for our owners and guests and opportunities to market the Bluegreen Vacation Club.  Also, in February 2023, we broke ground on the Mill Springs Lodge resort in Pigeon Forge, Tennessee, with a planned 67 accommodations and amenities for our owners and guests to start enjoying more time in the Smoky Mountains in 2024. The expansion continued in the second quarter, with the recently announced acquisition by Bluegreen/Big Cedar Vacations LLC, our joint venture with Bass Pro Shops, of Branson Cedars Resort in Branson, Missouri.  While we expect that these expansion initiatives will in the future produce higher revenues and earnings, in the short-term the increased inventory carry cost and start-up operations have put pressure on our operating margins during the first quarter.”

“During 2022, we announced that several of our resorts were impacted by weather or other catastrophic issues forcing partial or entire closure of the resort and the movement of staff, owners and guests to other resorts.  A number of these resorts were still impacted and not fully open during the first quarter of 2023.  The staff resources to rehabilitate these resorts have been a Herculean effort.  Some are still impacted, but we expect all resorts to be fully operational during the coming months of 2023.”

“Turning to our first quarter results, our sales team again generated a first quarter record $166.9 million of system-wide sales of VOIs, which was a 10% increase over the prior year quarter.  The increase reflected both an increase in our sales efficiency, as demonstrated by the 4% increase in our sales volume per guest, and a 6% increase in guest tours over the prior year quarter. Had it not been for the out of service units in certain Florida properties as a consequence of hurricanes in 2022, we believe our efficiencies could have been even higher and we expect to increase efficiency as more of these units return to our system in the coming months.”

“Our sales of VOIs are driven by the success of our marketing programs, and Bluegreen’s marketing to new customers generally begins with the sale of a vacation package to a prospect. During the first quarter of 2023, we sold 40,780 vacation packages, a decrease from the 41,990 we sold in the first quarter of 2022.  We consider this quite a positive achievement considering we closed or went virtual on 52 marketing locations on January 1, 2023.  During the first quarter, we continued to invest in and expand our marketing and sales operations to ensure we are properly staffed for the volume we expect to see during the summer travel season. This spend in the short term resulted in higher sales and marketing expenses in the first quarter and while our selling and marketing cost as a percentage of system-wide sales of VOIs was consistent this quarter with the first quarter of 2022, we believe profitability will increase in the future.”

“As of March 31, 2023, our notes receivable portfolio again hit an all-time record high balance of $789 million, up 27% from March 31, 2022.  We are focused on growing this portfolio and enjoying increased interest income over time. While this increase in notes receivable is anticipated to increase earnings overtime, the higher proportion of VOI sales financed by us has and will result in a higher provision for loan losses, which negatively impacted our first quarter 2023 results.”

“Not to be overlooked, our Resort Management and Club Operations segment grew its Adjusted EBITDA by 10% in the first quarter, to $22.6 million from $20.6 million in the first quarter of 2022, driven by a 12% increase in revenue.  We believe that the results of this segment are important to our continued goal of generating recurring free cash flow and earnings.”

“I’m also pleased that we were able to increase our quarterly dividend to our shareholders by over 33%, demonstrating our goal of improving shareholder returns over time.”

“Overall, the demand for vacations by Bluegreen Vacation Club owners has been and remains strong and we believe our core strategy of primarily offering a ‘drive-to’ network of resorts will continue to serve as a growth driver.  From a balance sheet perspective, we believe that we are well positioned to help us navigate uncertain economic conditions with approximately $166.7 million of unrestricted cash on hand and $389.3 million of conditional availability under our lines of credit and receivable purchase facilities as of March 31, 2023. We also believe we have a level of protection from rising interest rates as 38% of our outstanding debt is at fixed interest rates.  We intend to maintain what we believe to be a healthy balance sheet, while continuing our focus on growth and profitability over the long term.” Mr. Levan concluded.

# # #

Financial Results

(dollars in millions, except per guest and per transaction amounts)

	Three Months Ended March 31,
	2023	2022	Q1 2023 vs Q1 2022 % Change

Total revenue	$219.1	$195.1	12%
Income before non-controlling interest and provision for income taxes	$19.9	$25.4	(22)%
Adjusted EBITDA Attributable to Shareholders (1)	$30.1	$31.1	(3)%

Adjusted EBITDA Attributable to Shareholders was $30.1 million for the quarter ended March 31, 2023, including $34.7 million generated by the Sales of VOIs and Financing Segment and $22.6 million produced by the Resort Operations and Club Management segment, partially offset by $23.3 million of corporate overhead and other expenses and $4.0 million of Adjusted EBITDA attributable to a third-party non-controlling interest in Bluegreen/Big Cedar Vacations LLC.    Please see the discussion of Segment Results below for further information.

Sales of VOIs and Financing Segment

(dollars in millions, except per guest and per transaction amounts)

	Three Months Ended March 31,
	2023	2022	Q1 2023 vs Q1 2022 % Change

System-wide sales of VOIs	$166.9	$151.5	10%
Segment Adjusted EBITDA	$34.7	$35.7	(3)%
Provision for loan losses	17%	14%	300	bp
Cost of VOIs sold	12%	12%	—	bp
Financing revenue, net of financing expense	$21.1	$18.7	13%

Key Data Regarding Bluegreen’s System-wide sales of VOIs and Gross Profit

	Three Months Ended March 31,
	2023	2022	Q1 2023 vs Q1 2022 % Change

System-wide sales of VOIs	$166.9	$151.5	10%
Number of total guest tours	51,749	48,861	6%
Average sales price per transaction	$21,916	$20,226	8%
Sales to tour conversion ratio	15%	15%	—	bp
Sales volume per guest ("VPG")	$3,225	$3,110	4%
Selling and marketing expenses, as a % of system-wide sales of VOIs	55%	55%	—	bp
Provision for loan losses	17%	14%	300	bp
Cost of VOIs sold	12%	12%	—	bp

System-wide sales of VOIs increased 10% to $166.9 million during the three months ended March 31, 2023 from $151.5 million for the three months ended March 31, 2022.  The number of guest tours was 6% higher while sales volume per guest, or VPG, was 4% higher in the first quarter of 2023 as compared to the first quarter of 2022.  The VPG performance in the first quarter of 2023 was driven by an 8% increase in average sales price per transaction, partially offset by a 70 basis-point decrease in the sale-to-tour conversion rate as we continued to focus on larger transaction sizes.

Fee-based Sales Commission Revenue

VOI sales of third-party inventory, for which we earn a commission, represented 11% of System-wide Sales of VOIs during the  first quarter of 2023. Fee-based sales commission revenue on such sales was $11.7 million during the first quarter of 2023, which represented a commission rate of approximately 65%.

VOI sales of third-party inventory, for which we earn a commission, are expected to be between 8% and 12% of system-wide sales of VOIs for the remainder of 2023.

Provision for Loan Losses

The provision for loan losses as a percentage of gross sales of VOIs was approximately 17% during the first quarter of 2023 and 14% during the first quarter of 2022. The increase in the provision for loan losses as a  percentage of gross sales of VOIs during the first quarter of 2023 is primarily a result of a higher proportion of VOI sales that were financed by us, as we actively seek to grow our VOI notes receivable portfolio in an effort to generate additional interest income.

The provision for loan losses is expected to be between 16%  and 18% of gross sales of VOIs for the remainder of 2023.

Cost of VOIs Sold

Cost of VOIs sold represented 12% of sales of VOIs in the first quarters of 2023 and 2022.

Cost of VOIs sold is expected to be between 11% and 13% of sales of VOIs for the remainder of 2023.

Financing Revenue, net of Financing Expense

Interest income on VOI notes receivable increased 26% to $28.0 million in the first quarter of 2023 compared to $22.1 million in the first quarter of 2022 reflecting a higher balance of VOI notes receivable due to continued VOI sales growth and our efforts to increase the amount of VOI sales that we finance. Interest expense on receivable-backed notes payable increased 100% to $6.8 million in the first quarter of 2023 compared to $3.4 million in the first quarter of 2022, due to higher outstanding receivable-backed notes payable and an increased weighted-average cost of borrowing.

Selling and Marketing Expenses

	Three Months Ended March 31,
	2023	2022	Q1 2023 vs Q1 2022 % Change

Selling and marketing expenses, as a % of system-wide sales of VOIs	55%	55%	—	bp
Percentage of sales of VOIs to new customers	39%	43%	(400)	bp
Number of Bass Pro and Cabela's marketing locations (1)	129	128	1%
Number of total guest tours	51,749	48,861	6%
Number of vacation packages sold	40,780	41,990	(3)%
Number of vacation packages outstanding, end of the period (2)	166,597	200,627	(17)%

(1)	As of January 1, 2023, 23 of our Cabela’s marketing locations were converted to unmanned, virtual kiosks.
(2)	Excludes vacation packages sold to customers more than one year prior to the period presented and vacation packages sold to customers who had already toured and purchased.

Selling and marketing expenses increased 10% in the first quarter of 2023 compared to the first quarter of 2022 consistent with the increase in system-wide sales of VOIs and were approximately 55% as a percentage of sales in both periods.  Sales to existing owners, which are generally more profitable than sales to new customers, increased from 57% of system-wide sales in the first quarter of 2022 to 61% in the first quarter of 2023.  The efficiency generated through a higher owner mix was offset by costs associated with expanding our sales and marketing operations, including the opening of a sales office and commencement of VOI sales at Bluegreen’s Bayside Resort & Spa in Panama City Beach, Florida.

As previously disclosed, Bluegreen transitioned its kiosks at certain Cabela’s stores to an unmanned, virtual format as of January 1, 2023 and exited certain kiosks at malls.  Even with this reduction of locations, Bluegreen’s vacation marketing programs generated  40,780 vacation packages during the first quarter of 2023. This reflects a decrease of approximately 3% in vacation package sales as compared to the first quarter of 2022. The active pipeline of vacation packages decreased to 166,597 at March 31, 2023 from 200,627 at March 31, 2022, based on vacation packages used or expired net of new vacation package sales. While there is no assurance that this will continue to be the case, historically, approximately 40%-42% of vacation packages resulted in guest tours at one of Bluegreen’s resorts with a sales center within twelve months of purchase. In addition to this active pipeline, Bluegreen also has a pipeline of approximately 15,800 vacation packages held by customers who already toured and purchased a VOI who have indicated they would tour again.

Selling and marketing expenses are expected to be between 53% and 55% as a percentage of system-wide sales for the remainder of 2023.

General & Administrative Expenses from Sales & Marketing Operations

General and administrative expenses representing expenses directly attributable to sales and marketing operations increased 15% to $11.5 million during the first quarter of 2023 from $10.0 million during the first quarter of 2022.   As a percentage of system-wide sales of VOIs, general and administrative expenses attributable to sales and marketing operations were 7% in both the first quarter of 2023 and the first quarter of 2022.

General and administrative expenses representing expenses directly attributable to sales and marketing operations as a percentage of sales are expected to be between 6% and 8% as a percentage of system-wide sales for the remainder of 2023.

Resort Operations and Club Management Segment

(dollars in millions)

	Three Months Ended March 31,
	2023	2022	Q1 2023 vs Q1 2022 % Change

Resort operations and club management revenue	$51.6	$46.2	12%
Segment adjusted EBITDA	$22.6	$20.6	10%
Resorts managed	50	49	2%

The increases in the first quarter 2023 in Resort operations and club management revenue and Adjusted EBITDA primarily reflect an increase in management fees,  higher reimbursed HOA resort operating costs and an additional resort management contract, partially offset by higher labor costs of providing such services.

Corporate Overhead, Administrative Expenses and Interest Expense

Corporate General and Administrative Expenses

General and administrative expenses increased 6% to $26.7 million during the first quarter of 2023 from $25.3 million during the first quarter of 2022.  The increase during the 2023 quarter as compared to the 2022 quarter was primarily due to higher expenses associated with higher legal fees, insurance costs and information technology costs.

Interest Expense

Interest expense not related to receivable-backed debt was $9.6 million and $4.4 million during the first quarters of 2023 and 2022, respectively.  These increases were primarily due to an increase in outstanding debt and a higher weighted-average cost of borrowing due to increased interest rates in the 2023 period.

Additional Information

For more complete and detailed information regarding the Company and its financial results, please see the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, which was filed with the SEC on March 13, 2023, and its Quarterly Report on Form 10- Q for the three months ended March 31, 2023, which is expected to be filed with the SEC on or about May  4, 2023, and will be available on the SEC's website, https://www.sec.gov, and on the Company’s website, www.BVHCorp.com.

Non-GAAP Financial Measures

The Company refers to certain non-GAAP financial measures in this press release, including EBITDA, Adjusted EBITDA, System-wide Sales of VOIs, and Free Cash Flow. Please see the supplemental tables herein for how these terms are defined and for reconciliations of such measures to the most comparable GAAP financial measures.

About Bluegreen Vacations:

Bluegreen Vacations Holding Corporation (NYSE: BVH; OTCQX: BVHBB) is a leading vacation ownership company that markets and sells vacation ownership interests and manages resorts in popular leisure and urban destinations.  The Bluegreen Vacation Club is a flexible, points-based, deeded vacation ownership plan with 71 Club and Club Associate Resorts and access to nearly 11,200 other hotels and resorts through partnerships and exchange networks.

For further information, please visit us at:

Bluegreen Vacations Holding Corporation: www.BVHCorp.com

Bluegreen Vacations Holding Corporation Contact Info

Investor Relations: Leo Hinkley, Managing Director, Investor Relations Officer

Telephone: 954-399-7193

Email: Leo.Hinkley@BVHcorp.com

Forward Looking Statements

Certain statements in this press release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, are forward-looking statements.  Forward-looking statements are based on current expectations of management and can be identified by the use of words such as “believe”, “may”, “could”, “should”, “plans”, “anticipates”, “intends”, “estimates”, “expects”, and other words and phrases of similar import.  Forward-looking statements involve risks, uncertainties, and other factors, many of which are beyond our control, that may cause actual results or performance to differ from those set forth or implied in the forward-looking statements. These risks and uncertainties include, without limitation, the risk that the Company is a holding company and, accordingly, will be largely dependent on dividends from Bluegreen to fund its expenses and obligations in future periods, and Bluegreen’s ability to pay dividends will depend on its results and may be limited by the terms of Bluegreen’s indebtedness; risks regarding the amount of shares, if any, which may be repurchased by the Company in the future, the benefits to the Company, if any, of repurchasing shares, the timing of any share repurchases, and the availability of funds for the repurchase of shares; the risk that quarterly dividend payments may not be declared at the current level in the future, on a regular basis as anticipated, or at all; risks relating to Bluegreen’s business, operations, financial results, business strategy and prospects; risks related to general economic conditions, including increasing interest rates, inflationary trends, a potential recession and supply chain issues, and our ability to successfully navigate any adverse condition; competitive conditions; labor market conditions, including costs and shortages of labor, and its impact on Bluegreen’s operations and sales; risks related to changes made to our vacation package programs and their impact on sales, including that the goal of improving the efficiency of Bluegreen’s marketing spend may not result in the benefits anticipated; risks related to our investments in sales and marketing efforts and infrastructure, including their impact on our cash flow and the risk that they may not result in the benefits anticipated; risks related to resort acquisitions and our pursuit of acquisition and development opportunities, including that acquired resorts may not open when planned, the costs and risks of development and renovation activities, including potential construction delays and environmental issues, that we may not be successful in identifying or consummating acquisition or development opportunities in the future, and that acquired or developed resorts may not be successfully operated or result in the benefits anticipated; risks relating to our liquidity and the availability of capital; the risk that our allowance for loan losses may not be adequate and, accordingly, may need to be increased in the future, including if Bluegreen’s default rates increase and exceed expectations; risks related to Bluegreen’s efforts to address the actions of timeshare exit firms and the increase in default rates associated therewith are not successful, or otherwise; risks related to our indebtedness, including the potential for accelerated maturities and debt covenant violations; the impact of public health and general economic conditions, including inflation, on Bluegreen’s consumers, including their income and level of  discretionary spending, and on consumer traffic at retail locations; the risk that our core strategy of primarily offering a ‘drive-to’ network of resorts will not continue to serve as a growth driver; the risk that resort operations and club management segment may not continue to produce recurring EBITDA and free cash flow; risks that Bluegreen’s current or future marketing alliances and arrangements, including its marketing arrangements with Bass Pro, NASCAR and the Choice Hotels program, may not be renewed and will expire pursuant to their terms and may not be profitable; the risk that vacation package sales, including those in the pipeline, may not convert to tours and/or VOI sales at anticipated or historical rates; the risk that efforts to reactivate older vacation packages which have not been used may not be successful; the risk that resort occupancies may not continue at current or historical levels or meet expectations; our ability to successfully implement strategic plans and initiatives, generate earnings and long-term growth may not result in increased sales, revenues or efficiencies, or otherwise be successful; risks that construction defects, structural failures or natural disasters at or in proximity to Bluegreen’s resort; risks related to expansion of the resort network in existing and to new locations, including that such expansion may not be successful and may increase the Company’s debt and decrease the Company’s free cash flow; risks related to the mix of sales to new customers and existing owners, including that the level of sales to new customers may not be increased or maintained, or support net owner growth in the future; and the additional risks and uncertainties described in the Company's filings with the SEC, including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 (including the “Risk Factors” section thereof), which was filed on March 13, 2023, and the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2023, which is expected to be filed on May 4, 2023. The Company cautions that the foregoing factors are not exclusive. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made. The Company does not undertake, and specifically disclaims any obligation, to update or supplement any forward-looking statements. In addition, past performance may not be indicative of future results.

 BLUEGREEN VACATIONS HOLDING CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	March 31,	December 31,
	2023	2022
ASSETS
Cash and cash equivalents	$166,663	$175,683
Restricted cash ($22,116 and $19,461 in VIEs at March 31, 2023
and December 31, 2022, respectively)	43,835	50,845
Notes receivable	789,114	763,801
Less: Allowance for loan losses	(214,796)	(211,311)
Notes receivable, net ($373,270 and $354,403 in VIEs
at March 31, 2023 and December 31, 2022, respectively)	574,318	552,490
Vacation ownership interest ("VOI") inventory	380,817	389,864
Property and equipment, net	86,228	85,915
Intangible assets, net	61,293	61,293
Operating lease assets	21,717	22,963
Prepaid expenses	34,686	23,833
Other assets	31,586	35,499
Total assets	$1,401,143	$1,398,385

LIABILITIES AND EQUITY
Liabilities
Accounts payable	$15,477	$21,389
Deferred income	15,537	15,675
Accrued liabilities and other	87,230	110,048
Receivable-backed notes payable - recourse	20,082	20,841
Receivable-backed notes payable - non-recourse (in VIEs)	468,375	440,781
Note payable to BBX Capital, Inc.	50,000	50,000
Note payable and other borrowings	207,547	218,738
Junior subordinated debentures	136,296	136,011
Operating lease liabilities	26,354	27,716
Deferred income taxes	116,806	113,193
Total liabilities	1,143,704	1,154,392
Commitments and Contingencies
Equity
Preferred stock of $0.01 par value; authorized 10,000,000 shares	—	—
Class A Common Stock of $0.01 par value; authorized 30,000,000 shares;
issued and outstanding 12,204,198 in 2023 and 12,165,825 in 2022	122	122
Class B Common Stock of $0.01 par value; authorized 4,000,000 shares;
issued and outstanding 3,664,117 in 2023 and 2022	37	37
Additional paid-in capital	48,270	46,821
Accumulated earnings	132,771	124,680
Total Bluegreen Vacations Holding Corporation equity	181,200	171,660
Non-controlling interest	76,239	72,333
Total equity	257,439	243,993
Total liabilities and equity	$1,401,143	$1,398,385

BLUEGREEN VACATIONS HOLDING CORPORATION

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(In thousands, except share data)

	For the Three Months Ended
	March 31,
	2023	2022
Revenue:
Gross sales of VOIs	$148,859	$115,607
Provision for loan losses	(25,246)	(16,579)
Sales of VOIs	123,613	99,028
Fee-based sales commission revenue	11,691	24,084
Other fee-based services revenue	33,301	31,207
Cost reimbursements	21,369	18,064
Interest income	28,834	22,198
Other income, net	265	548
Total revenues	219,073	195,129
Costs and Expenses:
Cost of VOIs sold	15,331	11,841
Cost of other fee-based services	14,582	12,765
Cost reimbursements	21,369	18,064
Interest expense	16,469	7,759
Selling, general and administrative expenses	131,438	119,302
Total costs and expenses	199,189	169,731
Income before income taxes	19,884	25,398
Provision for income taxes	(4,479)	(6,190)
Net income	15,405	19,208
Less: Income attributable to non-controlling interests	3,906	3,220
Net income attributable to shareholders	$11,499	$15,988

Comprehensive income attributable to shareholders	$11,499	$15,988

Basic earnings per share (1)	$0.73	$0.77
Diluted earnings per share (1)	$0.71	$0.76
Basic weighted average number of common shares outstanding	15,860	20,778
Diluted weighted average number of common and common equivalent shares outstanding	16,246	20,971
Cash dividends declared per Class A and B common shares	$0.20	$—

(1)	Basic and Diluted EPS are calculated the same for both Class A and B common shares.

BLUEGREEN VACATIONS HOLDING CORPORATION

ADJUSTED EBITDA ATTRIBUTABLE TO SHAREHOLDERS RECONCILIATION

	For the Three Months Ended March 31,
	2023	2022
(in thousands)
Net income attributable to shareholders	$11,499	15,988
Net income attributable to the non-controlling interest in Bluegreen/Big Cedar Vacations	3,906	3,220
Net Income	15,405	19,208
Add: Depreciation and amortization	3,972	3,922
Less: Interest income (other than interest earned on
VOI notes receivable)	(872)	(62)
Add: Interest expense - corporate and other	9,628	4,364
Add: Provision for income taxes	4,479	6,190
EBITDA	32,612	33,622
Add: Share-based compensation expense	1,457	746
Gain on assets held for sale	(19)	(44)
Adjusted EBITDA	34,050	34,324
Adjusted EBITDA attributable to the non-controlling interest	(3,963)	(3,269)
Adjusted EBITDA attributable to shareholders	$30,087	31,055

The Company defines EBITDA as earnings, or net income, before taking into account income tax, interest income (excluding interest earned on VOI notes receivable), interest expense (excluding interest expense incurred on debt secured by VOI notes receivable), and depreciation and amortization. The Company defines Adjusted EBITDA as EBITDA, adjusted to exclude amounts of loss (gain) on assets held for sale, share-based compensation expense, and items that the Company believes are not representative of ongoing operating results. Adjusted EBITDA Attributable to Shareholders is Adjusted EBITDA excluding amounts attributable to the non-controlling interest in Bluegreen/Big Cedar Vacations (in which Bluegreen owns a 51% interest). For purposes of the calculation of EBITDA, Adjusted EBITDA and Adjusted EBITDA Attributable to Shareholders, no adjustments were made for interest income earned on VOI notes receivable or the interest expense incurred on debt that is secured by such notes receivable because they are both considered to be part of the ordinary operations of the Company’s business.

The Company considers EBITDA, Adjusted EBITDA, and Adjusted EBITDA Attributable to Shareholders to be indicators of operating performance, and they are used by the Company to measure its ability to service debt, fund capital expenditures and expand its business. EBITDA and Adjusted EBITDA are also used by companies, lenders, investors and others because they exclude certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels and credit ratings. Accordingly, the impact of interest expense on earnings can vary significantly among companies. The tax positions of companies can also vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. As a result, effective tax rates and provision for income taxes can vary considerably among companies. EBITDA, Adjusted EBITDA and Adjusted EBITDA Attributable to Shareholders also exclude depreciation and amortization because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets. These differences can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies.

EBITDA, Adjusted EBITDA and Adjusted EBITDA Attributable to Shareholders are not recognized terms under GAAP and should not be considered as an alternative to net income or any other measure of financial performance or liquidity, including cash flow, derived in accordance with GAAP, or to any other method or analyzing results as reported under GAAP. The limitations of using EBITDA, Adjusted EBITDA or Adjusted EBITDA Attributable to Shareholders as an analytical tool include, without limitation, that EBITDA, Adjusted EBITDA and Adjusted EBITDA Attributable to Shareholders do not reflect (i) changes in, or cash requirements for, working capital needs; (ii) interest expense, or the cash requirements necessary to service interest or principal payments on indebtedness (other than as noted above); (iii) tax expense or the cash requirements to pay taxes; (iv) historical cash expenditures or future requirements for capital expenditures or contractual commitments; or (v) the effect on earnings or changes resulting from matters that the Company does not believe to be indicative of future operations or performance. Further, although depreciation and amortization are non-cash charges, the assets being depreciated and amortized often have to be replaced in the future, and EBITDA, Adjusted EBITDA and Adjusted EBITDA Attributable to Shareholders do not reflect any cash that may be required for such replacements. In addition, the Company’s definition of Adjusted EBITDA or Adjusted EBITDA Attributable to Shareholders may not be comparable to definitions of Adjusted EBITDA, Adjusted EBITDA Attributable to Shareholders or other similarly titled measures used by other companies.

BLUEGREEN VACATIONS HOLDING CORPORATION

SYSTEM-WIDE SALES OF VOIs RECONCILIATION (1)

	For the Three Months Ended March 31,
(in thousands)	2023	2022
Gross sales of VOIs	$148,859	$115,607
Add: Fee-Based sales	18,087	35,937
System-wide sales of VOIs	$166,946	$151,544

(1)

System-wide Sales of VOIs is a non-GAAP measure and represents all sales of VOIs, whether owned by Bluegreen or a third party immediately prior to the sale. Sales of VOIs owned by third parties are transacted as sales of VOIs in the Bluegreen Vacation Club through the same selling and marketing process Bluegreen uses to sell its VOI inventory. The Company considers system-wide sales of VOIs to be an important operating measure because it reflects all sales of VOIs by its sales and marketing operations without regard to whether Bluegreen or a third party owned such VOI inventory at the time of sale. System-wide sales of VOIs should not be considered as an alternative to sales of VOIs or any other measure of financial performance derived in accordance with GAAP or to any other method of analyzing results as reported under GAAP.

BLUEGREEN VACATIONS HOLDING CORPORATION

FREE CASH FLOW RECONCILIATION (1)

	For the Three Months Ended March 31,
(in thousands)	2023	2022
Net cash (used in) provided by operating activities	$(23,748)	$29,492
Purchases of property and equipment	(3,924)	(4,895)
Free Cash Flow	$(27,672)	$24,597

(1)

Free cash flow is a non-GAAP measure defined as cash provided by operating activities less capital expenditures for property and equipment.  The Company focuses on the generation of free cash flow and considers free cash flow to be a useful supplemental measure of its ability to generate cash flow from operations and is a supplemental measure of liquidity.  Free cash flow should not be considered as an alternative to cash flow from operating activities as a measure of liquidity.  The Company’s computation of free cash flow may differ from the methodology used by other companies.  Investors are cautioned that items excluded from free cash flow are a significant component in understanding and assessing the Company’s financial performance.

BLUEGREEN VACATIONS HOLDING CORPORATION

SALES OF VOIs AND FINANCING SEGMENT- ADJUSTED EBITDA

	For the Three Months Ended March 31,
	2023		2022
	Amount	% of System- wide sales of VOIs (5)	Amount	% of System- wide sales of VOIs (5)
(in thousands)
Bluegreen owned VOI sales(1)	$148,859	89	$115,607	76
Fee-Based VOI sales	18,087	11	35,937	24
System-wide sales of VOIs	166,946	100	151,544	100
Less: Fee-Based sales	(18,087)	(11)	(35,937)	(24)
Gross sales of VOIs	148,859	89	115,607	76
Provision for loan losses (2)	(25,246)	(17)	(16,579)	(14)
Sales of VOIs	123,613	74	99,028	65
Cost of VOIs sold (3)	(15,331)	(12)	(11,841)	(12)
Gross profit (3)	108,282	88	87,187	88
Fee-Based sales commission revenue (4)	11,691	65	24,084	67
Financing revenue, net of financing expense	21,121	13	18,741	12
Other expense	(699)	0	(152)	0
Other fee-based services, title operations and other, net	1,285	1	2,130	1
Net carrying cost of VOI inventory	(4,981)	(3)	(4,056)	(3)
Selling and marketing expenses	(92,527)	(55)	(83,889)	(55)
General and administrative expenses - sales and marketing	(11,499)	(7)	(9,961)	(7)
Operating profit - sales of VOIs and financing	32,673	20%	34,084	22%
Add: Depreciation and amortization	2,035		1,649
Add: Loss on sale of assets	19		—
Adjusted EBITDA - sales of VOIs and financing	$34,727		$35,733

(1)	Bluegreen owned sales represent sales of VOIs acquired or developed by Bluegreen.
(2)	Percentages for provision for loan losses are calculated as a percentage of gross sales of VOIs, which excludes Fee-Based sales (and not as a percentage of system-wide sales of VOIs).
(3)	Percentages for costs of VOIs sold and gross profit are calculated as a percentage of sales of VOIs (and not as a percentage of system-wide sales of VOIs).
(4)	Percentages for Fee-Based sales commission revenue are calculated as a percentage of Fee-Based sales (and not as a percentage of system-wide sales of VOIs).
(5)	Represents the applicable line item, calculated as a percentage of system-wide sales of VOIs unless otherwise indicated in the above footnotes.